Exhibit 10.31

27 Drydock Avenue

Boston, Massachusetts

(the “Building”)

THIRTEENTH AMENDMENT (“THIRTEENTH AMENDMENT”)

Execution Date: September 6, 2021

LANDLORD:	BCP-CG 27 Property LLC, a Delaware limited liability company

TENANT:	Ginkgo Bioworks, Inc., a Delaware corporation

EXISTING PREMISES:	A total of 130,204 rentable square feet of the Building, as more specifically set forth in the Lease.

DATE OF LEASE:	December 22, 2011

EXPIRATION DATE:	January 31, 2030, subject to extension as provided in Section 1 below, unless the Lease is otherwise terminated or extended as provided in the Lease.

PREVIOUS LEASE AMENDMENTS:

First Amendment to Lease Agreement dated April __, 2012

Second Amendment to Lease dated August 1, 2014

Third Amendment to Lease dated August 15, 2014

Fourth Amendment to Lease dated May 1, 2016

Fifth Amendment to Lease dated May 31, 2016

Sixth Amendment to Lease dated August 5, 2016

Seventh Amendment to Lease dated July 31, 2017

Eighth Amendment to Lease dated March 23, 2018

Ninth Amendment to Lease dated September 6, 2018

Tenth Amendment to Lease dated July 29, 2020

Eleventh Amendment to Lease dated August 14, 2020

Twelfth Amendment to Lease dated January 13, 2021

SEVENTEENTH EXPANSION PREMISES:	A total of 47,957 rentable square feet, comprised of: (i) 10,822 rentable square feet known as Suite 6E on the sixth (6th) floor (the “6E Premises”), excluding, however, the Invicro IT Closet (as defined in Section 26 below) until October 1, 2021, at which point the Invicro IT Closet shall become a part of the 6E Premises, (ii) 18,405 rentable square feet known as Suite 6W on the sixth (6th) floor (the “6W Premises”), and (iii) 18,730 rentable square feet known as Suite 7W on the seventh (7th) floor (the “7W Premises”) of the Building, as more specifically shown on the plan attached hereto as Exhibit A.

WHEREAS, Tenant and Landlord desire to (i) expand the Premises to include the Seventeenth Expansion Premises, (ii) extend the Term of the Lease, and (iii) amend certain other provisions of the Lease, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree that the above-referenced lease (the “Lease”) is hereby amended as follows:

1.	EXTENSION OF LEASE TERM

The Term of the Lease is hereby extended for an additional term (“Extended Term”) commencing as of February 1, 2030 and, unless sooner extended or terminated in accordance with the Lease, ending on January 31, 2036 (the “Extended Expiration Date”). Said Extended Term shall be upon all of the same terms and conditions of the Lease in effect immediately preceding the Extended Term, except as set forth herein.

2.	DEMISE OF SEVENTEENTH EXPANSION PREMISES

A. Demise of 6E Premises. Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the 6E Premises for a Term commencing as of the Execution Date of this Thirteenth Amendment (the “6E Commencement Date”) and, co-terminus with the Lease, expiring on the Extended Expiration Date. Said leasing of the 6E Premises shall be upon all of the same terms and conditions of the Lease, except as follows or as otherwise specifically set forth herein:

I. From the 6E Commencement Date until the 7W Commencement Date, any reference herein or in the Lease to the Premises shall be deemed to mean, collectively, the Existing Premises and the 6E Premises; provided, however, that the Invicro IT Closet shall not be incorporated into the 6E Premises until October 1, 2021.

II. The 6E Premises shall be delivered to Tenant on the 6E Commencement Date “as-is”, in its then (i.e., as of the 6E Commencement Date) state of construction, finish and decoration, with the Existing Furniture (as defined in Section 25 below) in place, and without any obligation on the part of Landlord to prepare or construct the 6E Premises for Tenant’s occupancy or to provide any construction allowance (other than Landlord’s 6E/7W Contribution) and without any representation or warranty by Landlord to Tenant as to the condition of the 6E Premises. The condition of the 6E Premises as it exists as of the Execution Date of this Thirteenth Amendment will not be materially disturbed or modified by Landlord prior to delivery of the 6E Premises to Tenant on the 6E Commencement Date.

B. Demise of 7W Premises. Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the 7W Premises for a Term commencing as of the 7W Commencement Date (as hereinafter defined) (the “7W Commencement Date”) and, co-terminus with the Lease, expiring on the Extended Expiration Date. Said leasing of the 7W Premises shall be upon all of the same terms and conditions of the Lease, except as follows or as otherwise specifically set forth herein:

I. The “7W Commencement Date” shall mean the date when Landlord delivers the 7W Premises to Tenant (i) broom clean, (ii) free of the prior tenant’s trade fixtures and equipment, and (iii) with any approvals required under applicable law regarding the decommissioning of Hazardous Materials within the 7W Premises received from the applicable agency of the Commonwealth of Massachusetts (collectively, the “7W Delivery Condition”). Landlord anticipates that the 7W Commencement Date will occur on December 1, 2021. Once the 7W Commencement Date has been determined, Landlord and Tenant shall execute an agreement, in a reasonable form provided by Landlord, in which shall be stated the 7W Commencement Date. Notwithstanding the foregoing, in the event the 7W Commencement Date occurs after December 1, 2021 for any reason other than a Tenant Delay, the 7W Free Rent Period shall be extended by (1) additional day for each day between December 1, 2021 and the 7W Commencement Date. In the event the 7W Commencement Date does not occur by June 1, 2022 (the “Outside 7W Commencement Date”) for any reason other than a Tenant Delay, then Tenant shall have the option, by written notice given to Landlord before the Outside 7W Commencement Date, to have the 7W Construction Grace Period commence on the 7W Commencement Date. If Tenant exercises such option (the “7W Commencement Date Adjustment Option”), then notwithstanding anything to the contrary contained herein, (i) the 7W Construction Grace Period shall be deemed to commence upon Landlord delivering the 7W Premises to Tenant in the 7W Delivery Condition (the “Adjusted 7W Commencement Date”), (ii) the 7W Stepped-Up Rent Commencement Date shall be deemed to be the date that is the later of seven (7) months after (a) the Adjusted 7W Commencement Date and (b) the Base Building Work Completion Date, and (iii) the provisions of Section 3(C)(I) (7W Free Rent Period) and Section 3(C)(II) (7W Transition Rent) shall be of no further force or effect. The foregoing shall be Tenant’s sole remedies for any delay in the 7W Commencement Date.

II. From the 7W Commencement Date until the 6W Commencement Date, any reference herein or in the Lease to the Premises shall be deemed to mean, collectively, the Existing Premises, the 6E Premises and the 7W Premises.

III. The 7W Premises shall be delivered to Tenant on the 7W Commencement Date “as-is”, in its then (i.e., as of the 7W Commencement Date) state of construction, finish and decoration, without any obligation on the part of Landlord to prepare or construct the 7W Premises for Tenant’s occupancy or to provide any construction allowance (other than Landlord’s 6E/7W Contribution) and without any representation or warranty by Landlord to Tenant as to the condition of the 7W Premises; provided, however, that Landlord shall deliver the

7W Premises to Tenant on the 7W Commencement Date in the 7W Delivery Condition. All mechanical systems serving the 7W Premises shall be in good working order upon the 7W Commencement Date. The condition of the 7W Premises as it exists as of the Execution Date of this Thirteenth Amendment will not be materially disturbed or modified by Landlord prior to delivery of the 7W Premises to Tenant on the 7W Commencement Date.

IV. Tenant shall not be responsible for the clean-up or remediation of (and Tenant’s indemnification obligations set forth in the Lease shall not apply to) contamination in the 7W Premises that was present in the 7W Premises prior to the 7W Commencement Date, except to the extent Tenant or any of Tenant’s assignees, sublessees and/or licensees (or any of their respective agents, employees or contractors) have exacerbated or contributed to such contamination. To the extent that Hazardous Materials exist in the 7W Premises and such Hazardous Materials were not brought therein by Tenant or anyone claiming by, through or under Tenant, Landlord shall remove or remediate such Hazardous Materials as required by law at Landlord’s cost and without inclusion in Operating Expenses. If Tenant encounters any pre-existing Hazardous Materials in the 7W Premises (including connection with any alterations or construction performed therein), it shall promptly notify Landlord and cease any action that may disturb such Hazardous Materials until Landlord has the opportunity to remediate the same as aforesaid.

C. Demise of 6W Premises. Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the 6W Premises for a Term commencing as of the 6W Commencement Date (as hereinafter defined) and, co-terminus with the Lease, expiring on the Extended Expiration Date. Said leasing of the 6W Premises shall be upon all of the same terms and conditions of the Lease, except as follows or as otherwise specifically set forth herein:

I. The “6W Commencement Date” (also sometimes referred to herein as the “6W Stepped-Up Rent Commencement Date”) shall be the later to occur of (i) the Base Building Work Completion Date or (ii) the date on which the 6W Premises are ready for Tenant’s occupancy (as defined in Section 7(A) below) for the Permitted Use. The 6W Commencement Date is anticipated to occur on February 1, 2023. If the 6W Premises are not ready for such occupancy, but if Landlord allows Tenant to take possession of the whole or any part of the 6W Premises for the Permitted Use, then the 6W Commencement Date shall be the date on which Tenant takes such possession.

II. From and after the 6W Commencement Date, any reference herein or in the Lease to the Premises shall be deemed to mean, collectively, the Existing Premises and the Seventeenth Expansion Premises (i.e., the 6E Premises, the 7W Premises and the 6W Premises).

III. The 6W Premises shall be delivered to Tenant on the 6W Commencement Date with Landlord’s 6W Work substantially completed as provided in Section 7(A) below. All mechanical systems serving the 6W Premises shall be in good working order upon the 6W Commencement Date.

D. Electrical Capacity. In addition, the electrical capacity and electrical feed provided to the Seventeenth Expansion Premises by Landlord, before Landlord’s completion of the electrical power upgrade being undertaken by Landlord as part of Landlord’s Base Building Work and after Landlord’s completion of such electrical power upgrade, shall be no less than the electrical capacity set forth in Exhibit G attached hereto for the Seventeenth Expansion Premises (i.e., the 7W Premises, the 6E Premises and the 6W Premises).

3.	BASIC RENT (17TH EXPANSION PREMISES)

A. Expansion Lease Years. As used herein, “Expansion Lease Year” shall mean a twelve-month period beginning on the 6W Stepped-Up Rent Commencement Date or any anniversary thereof, except that (i) if the 6W Stepped-Up Rent Commencement Date does not fall on the first day of a calendar month, then (a) the first Expansion Lease Year shall begin on the 6W Stepped-Up Rent Commencement Date and end on the last day of the month containing the first anniversary of the 6W Stepped-Up Rent Commencement Date, and (b) each succeeding Expansion Lease Year shall begin on the day following the last day of the prior Expansion Lease Year, and (ii) the final Expansion Lease Year shall expire on the Extended Expiration Date.

B. 6E Premises (10,822 RSF).

I. 6E Free Rent. Tenant shall have no obligation to pay Basic Rent, Tenant’s Proportionate Share of Operating Costs or Tenant’s Proportionate Share of Taxes (collectively, “Recurring Rent”) with respect to the 6E Premises for the period (the “6E Free Rent Period”) commencing as of the 6E Commencement Date and expiring as of December 31, 2021 (the “6E Rent Commencement Date”). During the 6E Free Rent Period, only Recurring Rent with respect to the 6E Premises shall be abated, and all additional rent and other costs and charges specified in the Lease with respect to the 6E Premises shall remain as due and payable pursuant to the provisions of the Lease.

II. 6E Transition Rent. For the period (the “6E Transition Rent Period”) beginning on the 6E Rent Commencement Date (i.e., January 1, 2022) and continuing until the Base Building Work Completion Date, Tenant shall pay Basic Rent with respect to the 6E Premises at the rate of $63.65 per rentable square foot per annum (i.e., $57,401.69 per month), increasing by three percent (3%) on March 1, 2022 (and, if applicable, on each March 1st thereafter) until the Base Building Work Completion Date. During the 6E Transition Rent Period, Tenant shall also be obligated to pay (i) Tenant’s Proportionate Share of Operating Costs and Taxes with respect to the 6E Premises and (ii) all additional rent and other costs and charges specified in the Lease with respect to the 6E Premises.

III. 6E Construction Grace Period. Tenant shall have no obligation to pay Recurring Rent with respect to the 6E Premises for the period (the “6E Construction Grace Period”) commencing as of the later of (i) the Base Building Work Completion Date and (ii) thirty (30) days after notice (which may be by e-mail) from Landlord to Tenant of the anticipated Base Building Work Completion Date, and expiring on the date seven (7) months thereafter (the

“6E Stepped-Up Rent Commencement Date”). During the 6E Construction Grace Period, only Recurring Rent with respect to the 6E Premises shall be abated, and all additional rent and other costs and charges specified in the Lease with respect to the 6E Premises shall remain as due and payable pursuant to the provisions of the Lease. From and after the 6E Stepped-Up Rent Commencement Date, Basic Rent with respect to the 6E Premises shall be payable as set forth in Section 3(D) below.

IV. Stepped-Up Rent for 6E Premises. From and after the 6E Stepped-Up Rent Commencement Date, Basic Rent payable with respect to the 6E Premises shall be payable as follows:

Time Period	Annual Basic Rent		Monthly Basic Rent		Per Rentable Square Foot
6E Stepped-Up Rent Commencement Date – End of Expansion Lease Year	$919,870.00	*	$76,655.83	*	$85.00	*
Expansion Lease Year 2	$947,466.10		$78,955.51		$87.55
Expansion Lease Year 3	$975,890.08		$81,324.17		$90.18
Expansion Lease Year 4	$1,005,166.79		$83,763.90		$92.88
Expansion Lease Year 5	$1,035,321.79		$86,276.82		$95.67
Expansion Lease Year 6	$1,066,381.44		$88,865.12		$98.54
Expansion Lease Year 7	$1,098,372.89		$91,531.07		$101.49
Expansion Lease Year 8	$1,131,324.07		$94,277.01		$104.54
Expansion Lease Year 9	$1,165,263.79		$97,105.32		$107.68
Expansion Lease Year 10	$1,200,221.71		$100,018.48		$110.91
Expansion Lease Year 11	$1,236,228.36		$103,019.03		$114.23
Expansion Lease Year 12	$1,273,315.21		$106,109.60		$117.66
Expansion Lease Year 13	$1,311,514.67		$109,292.89		$121.19
Expansion Lease Year 14	$1,350,860.11	*	$112,571.68	*	$124.83	*

* Annualized.

C. 7W Premises (18,730 RSF).

I. 7W Free Rent Period. Tenant shall have no obligation to pay Recurring Rent with respect to the 7W Premises for the period (the “7W Free Rent Period”) commencing as of the 7W Commencement Date and expiring as of the date (the “7W Rent Commencement Date”) that is three (3) months after the 7W Commencement Date. During the 7W Free Rent Period, only Recurring Rent with respect to the 7W Premises shall be abated, and all additional rent and other costs and charges specified in the Lease with respect to the 7W Premises shall remain as due and payable pursuant to the provisions of the Lease.

II. 7W Transition Rent. For the period (the “7W Transition Rent Period”) beginning on the 7W Rent Commencement Date and continuing until the 6W Stepped-Up Rent Commencement Date, Tenant shall pay Basic Rent with respect to the 7W Premises at the rate of $65.56 per rentable square per annum (i.e., $102,328.23 per month), increasing by three percent (3%) on March 1, 2023 (and, if applicable, on each March 1st thereafter) until the 6W Stepped-Up Rent Commencement Date. During the 7W Transition Rent Period, Tenant shall also be obligated to pay (i) Tenant’s Proportionate Share of Operating Costs and Taxes with respect to the 7W Premises and (ii) all additional rent and other costs and charges specified in the Lease with respect to the 7W Premises.

III. 7W Construction Grace Period. Tenant shall have no obligation to pay Recurring Rent with respect to the 7W Premises for the period (the “7W Construction Grace Period”) commencing as of the 6W Stepped-Up Rent Commencement Date and expiring on the later of (a) the date seven (7) months thereafter, (b) the Base Building Work Completion Date, and (c) completion of the electrical power upgrade portion of Landlord’s Base Building Work with respect to the 7W Premises (the “7W Stepped-Up Rent Commencement Date”). During the 7W Construction Grace Period, only Recurring Rent with respect to the 7W Premises shall be abated, and all additional rent and other costs and charges specified in the Lease with respect to the 7W Premises shall remain as due and payable pursuant to the provisions of the Lease. From and after the 7W Stepped-Up Rent Commencement Date, Basic Rent with respect to the 7W Premises shall be payable as set forth in Section 3(D) below.

IV. Stepped-Up Rent for 7W Premises. From and after the 7W Stepped-Up Rent Commencement Date, Basic Rent payable with respect to the 7W Premises shall be payable as follows:

Time Period	Annual Basic Rent		Monthly Basic Rent		Per Rentable Square Foot
7W Stepped-Up Rent Commencement Date – End of Expansion Lease Year 1	$1,592,050.00	*	$132,670.83	*	$85.00	*
Expansion Lease Year 2	$1,639,811.50		$136,650.96		$87.55
Expansion Lease Year 3	$1,689,005.85		$140,750.49		$90.18
Expansion Lease Year 4	$1,739,676.02		$144,973.00		$92.88
Expansion Lease Year 5	$1,791,866.30		$149,322.19		$95.67
Expansion Lease Year 6	$1,845,622.29		$153,801.86		$98.54
Expansion Lease Year 7	$1,900,990.96		$158,415.91		$101.49
Expansion Lease Year 8	$1,958,020.69		$163,168.39		$104.54
Expansion Lease Year 9	$2,016,761.31		$168,063.44		$107.68
Expansion Lease Year 10	$2,077,264.15		$173,105.35		$110.91
Expansion Lease Year 11	$2,139,582.07		$178,298.51		$114.23
Expansion Lease Year 12	$2,203,769.53		$183,647.46		$117.66
Expansion Lease Year 13	$2,269,882.62		$189,156.88		$121.19
Expansion Lease Year 14	$2,337,979.10	*	$194,831.59	*	$124.83	*

* Annualized.

D. 6W Premises (18,405 RSF).

I. 6W Free Rent Period. Tenant shall have no obligation to pay Recurring Rent or any other occupancy costs with respect to the 6W Premises until the 6W Commencement Date (the “6W Stepped-Up Rent Commencement Date”). From and after the 6W Stepped-Up Rent Commencement Date, Basic Rent with respect to the 6W Premises shall be payable as set forth in Section 3(D) below. The 6E Stepped-Up Rent Commencement Date, the 7W Stepped-Up Rent Commencement Date and the 6W Stepped-Up Rent Commencement Date are each sometimes referred to herein as a “Stepped-Up Rent Commencement Date”. Once the Stepped-Up Rent Commencement Dates have been determined, Landlord and Tenant shall execute an agreement, in a reasonable form provided by Landlord, in which shall be stated each of the Stepped-Up Rent Commencement Dates.

II. Stepped-Up Rent for 6W Premises. From and after the 6W Stepped-Up Rent Commencement Date, Basic Rent payable with respect to the 6W Premises shall be payable as follows:

Time Period	Annual Basic Rent		Monthly Basic Rent		Per Rentable Square Foot
Expansion Lease Year 1	$1,564,425.00		$130,368.75		$85.00
Expansion Lease Year 2	$1,611,357.75		$134,279.81		$87.55
Expansion Lease Year 3	$1,659,698.48		$138,308.21		$90.18
Expansion Lease Year 4	$1,709,489.44		$142,457.45		$92.88
Expansion Lease Year 5	$1,760,774.12		$146,731.18		$95.67
Expansion Lease Year 6	$1,813,597.34		$151,133.11		$98.54
Expansion Lease Year 7	$1,868,005.26		$155,667.11		$101.49
Expansion Lease Year 8	$1,924,045.42		$160,337.12		$104.54
Expansion Lease Year 9	$1,981,766.78		$165,147.23		$107.68
Expansion Lease Year 10	$2,041,219.79		$170,101.65		$110.91
Expansion Lease Year 11	$2,102,456.38		$175,204.70		$114.23
Expansion Lease Year 12	$2,165,530.07		$180,460.84		$117.66
Expansion Lease Year 13	$2,230,495.98		$185,874.66		$121.19
Expansion Lease Year 14	$2,297,410.85	*	$191,450.90	*	$124.83	*

*	Annualized.

4. BASIC RENT (EXISTING PREMISES)

A. Tenant shall continue to pay Basic Rent with respect to the Existing Premises as provided in the Lease through January 31, 2030.

B. Commencing as of February 1, 2030 and continuing thereafter throughout the Extended Term, Tenant shall pay Basic Rent with respect to the Existing Premises at the same per rentable square foot rental rate then applicable to the Seventeenth Expansion Premises, as set forth in the following rent chart:

Time Period	Annual Basic Rent		Monthly Basic Rent		Per Rentable Square Foot
Expansion Lease Year 7	$13,214,982.74	*	$1,101,248.56	*	$101.49	*
Expansion Lease Year 8	$13,611,432.23	*	$1,134,286.02	*	$104.54	*
Expansion Lease Year 9	$14,019,775.19		$1,168,314.60		$107.68
Expansion Lease Year 10	$14,440,368.45		$1,203,364.04		$110.91
Expansion Lease Year 11	$14,873,579.50		$1,239,464.96		$114.23
Expansion Lease Year 12	$15,319,786.89		$1,276,648.91		$117.66
Expansion Lease Year 13	$15,779,380.49		$1,314,948.37		$121.19
Expansion Lease Year 14	$16,252,761.91^		$1,354,396.83^		$124.83^

*

For the avoidance of doubt, above rental rates only applicable for the Existing Premises from and after February 1, 2030. Basic Rent with respect to the Existing Premises for any periods prior to February 1, 2030 shall be governed by the Lease.

5. OPERATING COSTS AND TAXES

A. Tenant’s Proportionate Share with respect to the Seventeenth Expansion Premises shall be 16.56%, which is the ratio that the rentable square footage of the Seventeenth Expansion Premise (47,957) bears to the Building Rentable Area (289,613).

B. Tenant’s Proportionate Share with respect to the 6E Premises shall be 3.74%, which is the ratio that the rentable square footage of the 6E Premises (10,822) bears to the Building Rentable Area (289,613).

C. Tenant’s Proportionate Share with respect to the 6W Premises shall be 6.36%, which is the ratio that the rentable square footage of the 6W Premises (18,405) bears to the Building Rentable Area (289,613).

D. Tenant’s Proportionate Share with respect to the 7W Premises shall be 6.47%, which is the ratio that the rentable square footage of the 7W Premises (18,730) bears to the Building Rentable Area (289,613).

6. LANDLORD’S BASE BUILDING WORK

A. Subject to and in accordance with the provisions of this Section 6, Landlord shall perform the items of base Building work with respect to the Seventeenth Expansion Premises that are marked with an “X” as being Landlord’s responsibility on the Landlord/Tenant Matrix attached hereto as Exhibit B (“Landlord’s Base Building Work”). Landlord shall cause Landlord’s Base Building Work to be completed in a good and workmanlike manner using new first-class materials and in compliance with all applicable laws. Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations, additions or improvements in order to prepare the Building for Tenant’s use and occupancy of the Seventeenth Expansion Premises except for the performance of Landlord’s Base Building Work. The parties acknowledge that certain portions of Landlord’s Base Building Work will be performed concurrently with Tenant’s 6E/7W Work. Accordingly, Landlord and Tenant agree to cooperate with each other to minimize interference with the construction of the other party.

B. Landlord’s Base Building Work shall be deemed substantially complete on the date (the “Base Building Work Completion Date”) as of which the same has been completed except for (a) the electrical power upgrade portion of Landlord’s Base Building Work (which Landlord shall complete as soon as reasonably practicable after the Base Building Work Completion Date), (b) any minor, touch-up or punch list-type items of work and adjustment of equipment and fixtures that can be completed after Tenant commences its occupancy of the Seventeenth Expansion Premises without materially interfering with Tenant’s use of the

Seventeenth Expansion Premises for the conduct of its business (“Punch-List Items”) and (c) items which, in accordance with good construction practice, should be performed after and/or concurrently with the performance of any tenant improvement work to be performed by Tenant; provided, however, that if substantial completion of Landlord’s Base Building Work is delayed as a result of any act or omission of Tenant or its officers, agents, employees or contractors (including, without limitation, (i) Tenant failing to respond to any request from Landlord or its architect, contractor or construction representative for approvals or information in connection with Landlord’s Base Building Work within five (5) business days of Tenant’s receipt of such request or (ii) any other applicable instances of Tenant Delay described below), then the Base Building Work Completion Date shall be the date when Landlord’s Base Building Work would have been so substantially completed but for such delays. As of the Base Building Work Completion Date, each of the following components of Landlord’s Base Building Work serving the Seventeenth Expansion Premises shall have a remaining useful life as of the Base Building Work Completion Date of at least fifteen (15) years: back-up generator, chillers, air handlers, exhaust fans, boilers, heat pumps and termination units. The issuance by Landlord’s architect or the general contractor of a certificate of substantial completion for Landlord’s Base Building Work in good faith shall be conclusive evidence that the Base Building Work Completion Date has occurred, unless Tenant provides notice to Landlord within fifteen (15) business days after receipt of a copy of such certificate of substantial completion in good faith that it disputes that the Base Building Work Completion Date has occurred, in which case the parties shall consult and if they are unable to agree within fifteen (15) business days of Tenant’s notice, the matter shall be submitted to arbitration in accordance with Section 6(D) below. Landlord will exercise commercially reasonable efforts to complete such Punch-List Items as soon as conditions reasonably permit, and Tenant shall afford Landlord access to the Seventeenth Expansion Premises for such purposes. Landlord will use commercially reasonable efforts to complete such Punch-List Items in a manner designed to minimize interference with Tenant’s use of the Premises. If and to the extent that any interruptions or other impacts on the Premises are reasonably foreseeable in connection the completion of such Punch-List Items, Landlord shall provide reasonable prior notice to Tenant thereof (which notice may be by e-mail). Landlord shall use commercially reasonable efforts to cause the Base Building Work Completion Date to occur on or before February 1, 2023 (the “Anticipated Base Building Work Completion Date”); provided, however, that Landlord shall not be liable to Tenant for the failure of the Base Building Work Completion Date to occur on or before such date. Notwithstanding the foregoing, in the event the Base Building Work Completion Date is later than one hundred twenty (120) days following the Anticipated Base Building Work Completion Date for any reason other than (i) a Tenant Delay, (ii) an event of Force Majeure or (iii) Long Lead Items (as hereinafter defined) (collectively, “Excluded Delays”), each of the 6E Free Rent Period and the 7W Free Rent Period shall be extended by (1) additional day, and the 6W Stepped-Up Rent Commencement Date shall be delayed by (1) day, for each day between such one hundred twentieth (120th) day and the earlier to occur of the Termination Outside Date (defined below) or the Base Building Work Completion Date. In the event the Base Building Work Completion Date, together with completion of the electrical power upgrade portion of Landlord’s Base Building Work for the 7W Premises, occurs (x) more than twelve (12) months following the Anticipated Base Building Work Completion Date for any reason other than Excluded Delays, or (y) after January 31, 2024 (the “Outside Completion Date”), then Tenant shall have the option to terminate the Extended Term by written notice to Landlord, in which event the Term shall expire on February 1, 2030. Such Outside Completion Date shall be extended day-for-day for any delays in the Base Building Work Completion Date by reason of Force Majeure or any Tenant Delays; provided, that in no event shall the Outside Completion Date be extended more than twelve (12) months for any reason whatsoever, other than Tenant Delays (the “Termination Outside Date”).

C. The provisions set forth in this Section 6(B) shall be Tenant’s sole remedy for any delay in the Base Building Work Completion Date. As used herein, “Long-Lead Items” shall mean improvements, items, materials, finishes or installations that are not reasonably available to Landlord as needed to meet the schedule for Landlord’s Base Building Work. Without limitation, Landlord hereby confirms that it anticipates the following items of Landlord’s Base Building Work will constitute Long-Lead Items: electrical systems upgrades.

D. Any disputes arising under this Section 6 shall be submitted to arbitration in accordance with the provisions of Massachusetts state law, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in the City or County wherein the Building is situated (or the nearest other city or county having an Association office). The arbitrator shall hear the parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate Superior Court, and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the State or Commonwealth wherein the Building is situated by certified mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. No arbitrable dispute shall be deemed to have arisen under this Lease prior to (i) the expiration of the period of fifteen (15) business days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof; and (ii) where a Tenant payment is in issue, the amount billed by Landlord (or otherwise due hereunder) having been paid by Tenant.

E. Notwithstanding anything to the contrary contained in the Lease, from and after the Base Building Work Completion Date, Tenant shall repair, replace and maintain in good condition all portions of Landlord’s Base Building Work that exclusively serve the Premises (including any such portions as are located in the area shown as “GINKGO – PLANNED AREA FOR PHASE 1 INFRASTRUCTURE UPGRADE” on Exhibit D attached hereto). Without limiting the foregoing, Tenant shall maintain a periodic service and maintenance contract (each a “Service Contract”) on any such systems or equipment. Tenant shall deliver to Landlord a copy of each initial Service Contract promptly after the Base Building Work Completion Date, and thereafter within ten (10) business days after any renewal thereof. Tenant shall also provide Landlord with copies of any maintenance reports upon Landlord’s request. Notwithstanding the foregoing, Landlord shall be responsible for all capital costs relating to Landlord’s Base Building Work, whether or not the same exclusively serve the Premises, including costs of replacement of systems and equipment included in Landlord’s Base Building Work (subject to inclusion in

Operating Costs to the extent permitted by Section 4(b)(2)(C) of the Lease). Notwithstanding anything to the contrary in the Lease (including said Section 4(b)(2)(C)), all capital costs incurred by Landlord for replacement of systems and equipment included in Landlord’s Base Building Work that exclusively serve the Premises shall be amortized on a straight-line basis over the useful economic life of such improvements in accordance with Generally Accepted Accounting Principles, without interest, and charged back to Tenant as Additional Rent.

7. LANDLORD’S 6W WORK

A. The 6W Premises shall be conclusively deemed ready for Tenant’s occupancy as soon as Landlord’s 6W Work (as hereinafter defined) has been substantially completed by Landlord insofar as is practicable in view of Tenant Delay. “Landlord’s 6W Work” shall be defined as the tenant improvement work to be performed by Landlord in preparing the 6W Premises for Tenant’s occupancy as shown on the applicable portion(s) of the Final Plans (as defined in Section 7(B) below). Notwithstanding the foregoing, if Tenant engages its own contractors to perform any portion of the work to be performed in the initial preparation of the 6W Premises, Landlord shall be relieved of its responsibility for obtaining any requisite governmental sign-offs allowing occupancy of the 6W Premises to the extent that Landlord’s failure to obtain such sign-offs is based upon any aspect of the work performed by Tenant’s contractors. The 6W Premises shall not be deemed to be unready for Tenant’s occupancy or incomplete if only minor or insubstantial details of construction, decoration or mechanical adjustments remain to be done in the 6W Premises or any part thereof which will not materially interfere with Tenant’s conduct of business in the 6W Premises. If the delay in the availability of the 6W Premises for occupancy is (i) due to special work, changes, alterations or additions required or made by Tenant in the layout or finish of the 6W Premises or any part thereof, (ii) caused in whole or in part by Tenant through the delay of Tenant in submitting any plans and/or specifications, supplying information, approving plans, specifications or estimates, giving authorizations or otherwise (including, without limitation, Tenant failing to respond to any request from Landlord or its architect, contractor or construction representative for approvals or information in connection with Landlord’s 6W Work within five (5) business days of Tenant’s receipt of such request), (iii) caused by Tenant’s installation of its fixtures, furniture, equipment or tel/data infrastructure, (iv) Tenant’s request for Change Requests (as defined in Section 7(B)(II) below) (v) due to Tenant’s failure to timely pay any amounts due under this Section 7, or (vi) Tenant’s failure to submit to Landlord its proposed Construction Drawings on or before thirty (30) days after the Final Plans Date or (vii) any other action or inaction by Tenant or any of Tenant’s agents, engineers, architects, or contractors (each of the foregoing, a “Tenant Delay”), then the 6W Commencement Date shall be the date the 6W Premises would have been ready for occupancy but for any Tenant Delay. If, pursuant to the foregoing, the 6W Commencement Date occurs before the 6W Premises are in fact actually ready for Tenant’s occupancy, Tenant shall not (except with Landlord’s consent) be entitled to take possession of the 6W Premises for the Permitted Use until the 6W Premises are in fact actually ready for such occupancy. In addition, if Landlord’s cost to perform Landlord’s 6W Work is increased as the result of any such Tenant Delay, then Tenant shall pay any such increased costs to Landlord within ten (10) days after Landlord’s request therefor together with a description and statement of the increased costs in reasonable detail. Landlord’s architect’s certificate of substantial completion, as hereinabove stated, given in good faith, or of any other facts pertinent to this Section 7 shall be deemed conclusive of the statements therein contained and binding upon Tenant, provided, however, that

Landlord’s 6W Work shall not be deemed to be substantially complete until Landlord receives a temporary or permanent certificate of occupancy for the 6W Premises or otherwise obtained approval and/or sign-off from the applicable governmental authority with respect to the relevant building permit for Landlord’s 6W Work permitting Tenant to occupy the 6W Premises for the Permitted Use, unless the failure to obtain such permission and/or certificate of occupancy is due to a Tenant Delay or any elements of work required for the same that are the responsibility of Tenant hereunder (including, without limitation, installation of Tenant’s furniture, trade fixtures, equipment and/or cabling). Any of Landlord’s 6W Work in the 6W Premises not fully completed on the 6W Commencement Date shall thereafter be so completed with reasonable diligence by Landlord as soon as reasonably practicable.

B. Tenant’s Plans; Change Orders.

I. On or before October 15, 2021 (the “Schematic Drawings Submission Deadline”), Tenant shall submit to Landlord proposed schematic drawings for Landlord’s 6W Work (the “Schematic Drawings”). In addition, Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final fully-coordinated architectural, electrical and mechanical construction drawings, plans and specifications (called “Construction Drawings”) necessary to construct the 6W Premises for Tenant’s occupancy, which plans shall (i) be certified by an architect licensed in the Commonwealth of Massachusetts, (ii) be consistent with the Final Schematic Drawings (defined below), (iii) show that sixty percent (60%) of the floor area of (x) the 7W Premises will be dedicated to laboratory use and (y) the 6E Premises and the 6W Premises in the aggregate will be dedicated to laboratory use, and (iv) be consistent with the items applicable to the 6W Premises that are marked with an “X” under the “Tenant” column of the Landlord/Tenant Matrix. Tenant’s Schematic Drawings and Construction Drawings shall be subject to approval by Landlord, such approval not to be unreasonably withheld, conditioned or delayed so long as the alterations or installations shown thereon will not adversely affect the Building structure or Building systems, and shall comply with its reasonable requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Landlord’s approval is solely given for the benefit of Landlord, and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of Tenant’s Schematic Drawings and/or Construction Drawings for any purpose whatsoever, other than for purposes of demonstrating compliance with any applicable obligations under the Lease to obtain Landlord’s approval thereof. Landlord shall respond to any submission by Tenant of the Schematic Drawings or the Construction Drawings within fifteen (15) business days after Landlord’s receipt thereof. If Landlord shall fail to respond to any such plan submissions within such time period, then Tenant may, after the expiration of such time period, give Landlord another request (“Second Request”) therefor, which shall state in bold face, capital letters at the top thereof: “WARNING: SECOND REQUEST. FAILURE TO RESPOND TO THIS REQUEST WITHIN SEVEN (7) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL THEREOF.” If Landlord does not respond within seven (7) business days after receipt of the Second Request, then Landlord’s consent to applicable plan submission shall be deemed to have been granted. In the event Landlord’s approval of Tenant’s Schematic Drawings and/or Construction Drawings is withheld or conditioned, Landlord shall send notification thereof to Tenant and include a reasonably detailed statement identifying the reasons for such refusal or condition, and Tenant shall have the Schematic Drawings and/or Construction Drawings revised by its architect to incorporate all reasonable objections and conditions presented by Landlord and shall resubmit such plans to Landlord within five (5) business days after Tenant’s receipt of the same. Such process shall be followed until the Schematic Drawings and/or Construction Drawings shall have been approved by Landlord without unreasonable objection or condition, at which point the Schematic Drawings shall be referred to as the “Final Schematic Drawings” and the Construction Drawings shall be referred to as the “Final Plans”, as the case may be. No later than thirty (30) days after Landlord’s approval of the Final Plans, Landlord shall provide Tenant with a budget in reasonable detail for Landlord’s 6W Work, including an estimate of Excess Costs (as defined below) determined in good faith in a commercially reasonable manner.

Without limiting the foregoing, Tenant shall be responsible for all elements of the design of the Final Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Seventeenth Expansion Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Final Plans shall in no event relieve Tenant of the responsibility for such design. Tenant has assured itself by direct communication with its architect and engineers that the final Construction Drawings approved by Landlord in accordance with the foregoing can be delivered to Landlord on or before January 31, 2022 (the “Final Plans Date”); and Tenant covenants and agrees to use commercially reasonable efforts to cause said final, fully-coordinated approved plans and specifications for Landlord’s 6W Work to be delivered to Landlord on or before said Final Plans Date, subject to delays caused by Landlord not responding to Tenant’s plan submission within the time periods set forth above, and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit all plans within the required time limit. Time is of the essence in respect of preparation and submission of plans by Tenant.

II. Any changes requested by Tenant to Landlord’s 6W Work after Landlord has approved the Final Plans shall be requested and instituted in accordance with the provisions of this Section 7(B)(II) and shall be subject to the written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed (except where (a) Landlord would have sole discretion approval rights under Section 7(B)(I) if the work relating to such change were shown on Tenant’s initial plan submission(s) or (b) such change would delay Landlord’s project schedule).

(i) Tenant’s Request For Changes. If Tenant shall request changes to Landlord’s 6W Work after Landlord has approved the Final Plans (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s designated construction representative. Landlord shall, before proceeding with any Change, respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid by Tenant to the extent actually incurred, whether or not such change is implemented), and (iii) an estimate of any increase in the cost of Landlord’s 6W Work as a result of the proposed Change or Changes. Unless Tenant notifies Landlord not to proceed with such Change Request within two (2) business days of such response, Landlord shall thereafter submit to Tenant in writing, within ten (10) business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost (“Additional Costs”) or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s 6W Work will be substantially complete. Any such delay in the completion of Landlord’s 6W Work caused by a Change, including any suspension of Landlord’s 6W Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(ii) Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s 6W Work, if any, and (ii) deposits with Landlord any Additional Costs required in connection with such Change (subject to application of Landlord’s 6W Contribution), Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, Landlord’s determination in good faith of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

C. If any work, including, but not by way of limitation, installation of built-in equipment by the manufacturer or distributor thereof, shall be performed by contractors not employed by Landlord in connection with the preparation of the 6W Premises for Tenant’s initial occupancy thereof, Tenant shall take necessary reasonable measures to the end that such contractor shall cooperate in all reasonable ways with Landlord’s contractors to avoid any delay to the work being performed by Landlord’s contractors or conflict in any other way with the performance of such work.

D. Landlord shall contribute up to Landlord’s 6W Contribution (as hereinafter defined) towards the cost of Landlord’s 6W Work. As used herein, “Landlord’s 6W Contribution” shall be an amount equal to the product of (a) 18,405 (i.e., the total rentable square footage of the 6W Premises), multiplied by (b) the 6W PSF Amount. The “6W PSF Amount” shall be an amount equal to the product of (x) $15, multiplied by (y) the number of years contained in the 6W Stepped-Up Rent Paying Term (prorated for any partial year). The “6W Stepped-Up Rent Paying Term” shall mean the period beginning on the 6W Stepped-Up Rent Commencement Date and ending on the Extended Expiration Date. By way of example, if the 6W Stepped-Up Rent Commencement Date occurs on August 1, 2022, then the 6W Stepped-Up Rent Paying Term would contain 13.5 years (i.e., August 1, 2022 through January 31, 2036), and the 6W PSF Amount would be $202.50 (i.e., $15 multiplied by 13.5). Accordingly, under such example, Landlord’s 6W Contribution would be $3,727,012.50 (i.e., $202.50 per rentable square foot of the 6W Premises). Landlord and Tenant agree that Landlord’s obligation to pay for any costs related to Landlord’s 6W Work shall be limited to Landlord’s 6W Contribution and that Tenant shall be responsible for any such costs in excess of Landlord’s 6W Contribution. In the event that Landlord’s 6W Contribution shall not be sufficient to complete Landlord’s 6W Work, Tenant shall pay the excess costs (“Excess Costs”) as Landlord’s Work progresses based on the product of (i) the cost of Landlord’s 6W Work to date and (ii) a fraction, the numerator of which is equal to Landlord’s 6W Contribution and the denominator of which is equal to the then-anticipated total cost of Landlord’s 6W Work, which amount shall be payable monthly based upon invoices and/or requisitions from Landlord to Tenant in reasonable detail (which amounts shall be payable within thirty (30) days after Landlord’s invoice therefor). Notwithstanding any other provisions of the Lease to the contrary, the process described in this Thirteenth Amendment for the disbursement of allowances or contributions by Landlord towards work performed by Tenant or Landlord in the Premises (including Tenant’s payment of Excess Costs) shall be used in connection with all such allowances or contributions required hereinafter in the Lease and shall supersede all inconsistent provisions of the Lease.

E. Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations under this Section 7 unless not later than sixty (60) days after the 6W Commencement Date, Tenant shall give Landlord written notice specifying the respects in which Landlord has not performed any such obligation. Landlord warrants to Tenant that Landlord’s 6W Work shall be free from defects for a period of one year from the 6W Commencement Date; provided that Tenant shall have notified Landlord of such defects within such one-year period.

8. TENANT’S 6E/7W WORK

Commencing as of the 6E Commencement Date or the 7W Commencement Date (as the case may be), Tenant shall have the right to perform certain initial leasehold improvements in the 6E Premises and the 7W Premises (“Tenant’s 6E/7W Work”). Tenant’s 6E/7W Work shall be performed in accordance with the provisions of the Lease applicable to alterations (including, without limitation, Section 8 of the Lease). Notwithstanding the foregoing, at Tenant’s election exercisable by written notice to Landlord given no later than April 1, 2022, Landlord shall perform the 7W Premises portion of Tenant’s 6E/7W Work (the “7W Work”), in which case the parties shall thereafter in good faith negotiate an amendment to the Lease reflecting such shift of responsibility to perform the 7W Work with a process consistent with the process described in Section 7 above; provided, however, that such option shall be conditioned upon the parties executing such amendment no later than ninety (90) days prior to the anticipated substantial completion date for Landlord’s Base Building Work (or by June 1, 2022 if Tenant exercises its 7W Commencement Date Adjustment Option under Section 2(B)(I) above), each party agreeing to act diligently, in good faith, and in a commercially reasonable manner to negotiate and complete such amendment by such date. Without limiting the provisions that may be contained in said amendment, the parties hereby agree that (a) the “Schematic Drawings Submission Deadline” for the 7W Work shall be April 1, 2022 and (b) the “Final Plans Date” for the 7W Work shall be June 1, 2022. On and after October 1, 2021, Tenant shall be permitted early access to the common corridor adjacent to the 7W Premises and the portion of the 7W Premises used for office, and not lab, use for purposes of performing light electrical distribution work, provided that (i) such work can be performed without material interference with decontamination of the 7W Premises and Landlord’s Base Building Work and (ii) such early access shall be subject to all applicable provisions of the Lease (excepting only the obligations to pay Basic Rent, Operating Costs, Taxes or any other charges with respect to the 7W Premises), including the provisions of the Lease regarding the performance of installations.

9. LANDLORD’S 6E/7W CONTRIBUTION

A. Commencing as of the 6E Commencement Date, Landlord shall, in the manner hereinafter set forth, contribute Landlord’s 6E/7W Contribution towards the hard costs of Tenant’s 6E/7W Work. Notwithstanding the foregoing, Tenant shall have the right to apply: (i) Landlord’s 6E/7W Contribution towards any architectural and engineering design costs incurred by Tenant in connection with Tenant’s 6E/7W Work and (ii) up to fifteen percent (15%) of Landlord’s 6E/7W Contribution towards the cost of acquiring and installing furniture, fixtures and equipment in the 6E Premises and the 7W Premises. As used herein, “Landlord’s 6E/7W Contribution” shall be an amount equal to the sum of (a) the product of (x) 10,822 (i.e., the total rentable square footage of the 6E Premises), multiplied by (y) the 6E PSF Amount, plus (b) the product of (x) 18,730 (i.e., the total rentable square footage of the 7W Premises), multiplied by (y) the 7W PSF Amount. The “6E PSF Amount” shall be an amount equal to the product of (x) $15, multiplied by (y) the number of years contained in the 6E Stepped-Up Rent Paying Term (prorated for any partial year), and the “6E Stepped-Up Rent Paying Term” shall mean the period beginning on the 6E Stepped-Up Rent Commencement Date and ending on the Extended Expiration Date. The “7W PSF Amount” shall be an amount equal to the product of (x) $15, multiplied by (y) the number of years contained in the 7W Stepped-Up Rent Paying Term (prorated for any partial year), and the “7W Stepped-Up Rent Paying Term” shall mean the period beginning on the 7W Stepped-Up Rent Commencement Date and ending on the Extended Expiration Date. As used herein, “Landlord’s Total Expansion Premises Contribution” shall be deemed to mean the aggregate of Landlord’s 6W Contribution and Landlord’s 6E/7W Contribution. Notwithstanding the foregoing, Tenant shall have the right to apply up to seventy five percent (75%) of Landlord’s Total Expansion Premises Contribution towards Landlord’s 6W Work.

B. Provided that Tenant is not in default after notice and the expiration of any applicable cure period of its obligations under the Lease at the time that Tenant submits any Requisition (as hereinafter defined) on account of Landlord’s 6E/7W Contribution, Landlord shall pay Landlord’s Share (defined below) of the cost of the work shown on each Requisition submitted by Tenant to Landlord within thirty (30) days of Landlord’s receipt thereof. If Tenant is prevented from receiving payment of a Requisition based upon Tenant’s default, Tenant shall have the right, so long as the Lease is in full force and effect, and Tenant is in full compliance with its obligations under the Lease, to resubmit such Requisition after Tenant cures such default. For the purposes hereof, a “Requisition” shall mean written documentation showing in reasonable detail the costs of Tenant’s 6E/7W Work then installed by Tenant in the 6E Premises and the 7W Premises. Each Requisition shall be accompanied by evidence reasonably satisfactory to Landlord that all work covered by previous Requisitions has been fully paid by Tenant. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each Requisition in order to verify the amount thereof. Tenant shall submit Requisition(s) no more often than monthly. For the purposes hereof, “Landlord’s Share” shall be a fraction, the numerator of which is Landlord’s 6E/7W Contribution and the denominator of which is the total cost of Tenant’s 6E/7W Work (or any other work to be funded by Landlord’s 6E/7W Contribution pursuant to Section 9(A) above (as evidenced by reasonably detailed budget documentation delivered to Landlord to from to time). By way of example only, if Landlord’s Contribution is $150 and the total cost of Tenant’s 6E/7W Work (and such other work) is $200, Landlord’s Share would be 75%.

C. Notwithstanding anything to the contrary herein or in the Lease contained:

I. Landlord shall have no obligation to advance funds on account of Landlord’s 6E/7W Contribution unless and until Landlord has received the Requisition in question, together with certifications from Tenant’s architect, certifying that the work shown on the Requisition has been performed in accordance with applicable law and in accordance with Tenant’s approved plans, and written lien waivers from Tenant’s contractor for work performed to date.

II. Landlord shall pay Landlord’s 6E/7W Contribution to Tenant if and to the extent the same is due and payable in accordance with the provisions hereof.

III. Landlord shall have no obligation to pay Landlord’s 6E/7W Contribution in respect of any Requisition submitted more than three (3) years after the 7W Stepped-Up Rent Commencement Date (the “Outside Allowance Date”).

IV. Tenant shall not be entitled to any unused portion of Landlord’s Contribution.

D. Except for Landlord’s 6E/7W Contribution, Tenant shall bear all other costs of Tenant’s 6E/7W Work. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, selected by Tenant in connection with Tenant’s 6E/7W Work.

10. TENANT’S EXISTING PREMISES WORK

A. Tenant’s Existing Premises Work. The parties acknowledge that Tenant may be performing certain leasehold improvements in the Existing Premises (“Tenant’s Existing Premises Work”). Tenant’s Existing Premises Work shall be performed in accordance with the provisions of the Lease applicable to alterations (including, without limitation, Section 8 of the Lease).

B. Landlord’s Existing Premises Contribution. Commencing on February 1, 2027, Landlord shall contribute up to $7,031,016 (i.e., $54.00 per rentable square foot of the Existing Premises) (“Landlord’s Existing Premises Contribution”) towards the hard construction costs of Tenant’s Existing Premises Work. Landlord’s Existing Premises Contribution shall be provided upon all of the provisions of Section 9 above applicable to Landlord’s 6E/7W Contribution, except as follows:

I. any references therein to “Landlord’s 6E/7W Contribution” shall be deemed to mean “Landlord’s Existing Premises Contribution.”

II. any references therein to “Tenant’s 6E/7W Work” shall be deemed to mean “Tenant’s Existing Premises Work.”

III. any references therein to “6E Premises” and/or “7W Premises” shall be deemed to mean the “Existing Premises.”

IV. The “Outside Allowance Date” with respect to Landlord’s Existing Premises Contribution shall be January 31, 2031.

C. Landlord’s Additional Existing Premises Contribution. Landlord shall, upon Tenant’s written request delivered not later than the Base Building Work Completion Date, provide an additional contribution (“Landlord’s Additional Existing Premises Contribution”) of up to $1,953,060 (i.e., $15.00 per rentable square foot of the Existing Premises) towards design and construction costs of Tenant’s Existing Premises Work. Except as specifically set forth herein, Landlord’s Additional Existing Premises Contribution shall be treated in all respects hereunder the same as Landlord’s Existing Premises Contribution. If Tenant has elected to receive Landlord’s Additional Existing Premises Contribution as aforesaid, then the same will be made available to Tenant as provided herein beginning as of the Base Building Work Completion Date.

D. Construction Rent. If Tenant has elected to receive Landlord’s Additional Existing Premises Contribution pursuant to Section 10(C) above, then commencing as of date that Landlord’s Additional Existing Premises Contribution is made available to Tenant, and continuing on the first day of each month thereafter throughout the Extended Expiration Date (the “Repayment Period”), Tenant shall pay to Landlord, as additional rent, “Construction Rent” based upon Landlord’s Additional Existing Premises Contribution. Tenant’s monthly payments of Construction Rent shall be equal to the amount of equal monthly payments of principal and interest which would be necessary to repay a loan in the amount of Landlord’s Additional Existing Premises Contribution, together with interest at the rate of eight percent (8%) per annum, on a level payment direct reduction basis over the Repayment Period. Monthly payments of Construction Rent shall be payable at the same time and in the same manner as Basic Rent is payable under the Lease. Construction Rent shall not be abated or reduced for any reason whatsoever (including, without limitation, untenantability of the Premises or termination of the Lease). Without limiting the foregoing, the rent abatement provisions of Sections 14 and 15 of the Lease shall not apply to Construction Rent. Since the payment of Construction Rent represents a reimbursement to Landlord of excess funds made available to Tenant on Tenant’s request (i.e., Landlord’s Existing Premises Additional Contribution), if there is any default (after notice and beyond the expiration of any applicable grace periods) of any of Tenant’s obligations under the Lease (including, without limitation, its obligation to pay Construction Rent) or if the term of this Lease is terminated for any reason whatsoever prior to the expiration of the Term of the Lease, Tenant shall pay to Landlord, immediately upon demand, the unamortized balance of Landlord’s Additional Existing Premises Contribution. Tenant’s obligation to pay the unamortized balance of Landlord’s Additional Existing Premises Contribution shall be in addition to all other rights and remedies which Landlord has based upon any default of Tenant under the Lease, and Tenant shall not be entitled to any credit or reduction in such payment based upon amounts collected by Landlord from reletting the Premises after the default of Tenant.

11. EXTERIOR RISERS

Tenant shall have the exclusive right to access the existing exterior riser located on the south side of the Building and shown as column 11 on Exhibit C attached hereto (the “Exterior Riser”) for the purpose of bringing supplementary equipment to the Seventeenth Expansion Premises and other portions of the Premises. Tenant’s use of such Exterior Riser shall be subject to Landlord’s reasonable rules and regulations therefor in effect from time to time. All equipment or other installations placed within such Exterior Riser shall be installed by Tenant, at

Tenant’s sole cost and expense, in accordance with (x) all applicable laws, rules, regulations, and ordinances and (y) plans and specifications and a construction schedule approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Upon the expiration or earlier termination of the Term of the Lease, Tenant shall remove any wiring or other installations placed in such Exterior Riser and any associated installations or equipment.

12. ACID NEUTRALIZATION SYSTEM

Tenant shall have the right to install in a portion of the Existing Premises located on the first (1st) floor of the Building (the “1st Floor Premises”) an acid neutralization tank (“Tenant’s Acid Neutralization Tank”) in accordance with the provisions of this Lease (including, without limitation, Section 8 of the Lease). The plans and specifications for Tenant’s Acid Neutralization Tank shall be subject to Landlord’s prior written approval (including, without limitation, with respect to the exact location of Tenant’s Acid Neutralization Tank within the 1st Floor Premises), such approval not to be unreasonably withheld, conditioned or delayed. Tenant may use Tenant’s Acid Neutralization Tank in accordance with all applicable Laws. Tenant shall obtain and maintain all governmental permits and approvals necessary for the installation, operation and maintenance of Tenant’s Acid Neutralization Tank. Tenant shall be responsible for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of Tenant’s Acid Neutralization Tank, including all clean-up costs relating to Tenant’s Acid Neutralization Tank (collectively, “Tank Costs”). Tenant shall be responsible for the operation, cleanliness, and maintenance of Tenant’s Acid Neutralization Tank and the appurtenances, all of which shall remain the personal property of Landlord, and shall be left in place by Tenant at the expiration or earlier termination of the Lease. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Building or the 1st Floor Premises for the operation of Tenant’s Acid Neutralization Tank. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to Tenant’s Acid Neutralization Tank without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Tenant agrees to maintain Tenant’s Acid Neutralization Tank in good condition and repair. Landlord shall have no obligation to provide any services to Tenant’s Acid Neutralization Tank other than electric current which Landlord shall supply as provided in the Lease. Landlord and its contractors and consultants shall be permitted to perform periodic sampling of all substances regulated under permits applicable to Tenant’s Acid Neutralization Tank, including without limitation the Discharge Permit (as hereinafter defined) issued by the Massachusetts Water Resources Authority (“MWRA”) as reasonably necessary to confirm compliance with such permits and the provisions hereof, or as otherwise deemed reasonably appropriate by Landlord, and at Landlord’s cost and expense. Landlord and its contractors and consultants shall be permitted to perform periodic inspections of Tenant’s Acid Neutralization Tank and the discharge points and connections thereto located in the Premises. Notwithstanding the foregoing, Tenant shall use reasonable efforts to obtain and maintain the permit required from the MWRA for discharge through Tenant’s Acid Neutralization Tank (the “Discharge Permit”), and contract with a third party to maintain the Acid Neutralization Tank as operating as per the manufacturer’s standard maintenance guidelines.

13. ROOF RIGHTS

Tenant shall continue to have the roof rights set forth in Section 19 of the Eighth Amendment (as previously modified by Section 12 of the Ninth Amendment) as to the Roof, Roof-top Equipment and Tenant’s Roof-top Area (as those terms are defined therein); provided, however, that as of the Execution Date of this Thirteenth Amendment, (i) Exhibit D-2 of the Ninth Amendment shall be replaced with Exhibit D attached hereto and hereinafter all references to Exhibit D-2 in the Lease shall refer to Exhibit D attached hereto and (ii) all references therein to “Tenant’s Roof-top Area” shall be deemed to mean (a) the areas shown as “GINKGO – CURRENT RIGHTS” on Exhibit D attached hereto and (b) the areas (the “New Roof Rights Areas”) shown as “GINKGO – GRANTED RIGHTS” on Exhibit D attached hereto (provided that Landlord shall deliver such New Roof Rights Areas to Tenant in their then “as-is” condition and shall not be obligated to remove any existing equipment therefrom).

14. GENERATOR

A. Section 16 of the Eighth Amendment shall apply to the Seventeenth Expansion Premises, except that said Section 16 is hereby amended solely with respect to the Seventeenth Expansion Premises by deleting the language “dedicated to laboratory use (not to exceed 50% of the Premises)” and replacing the same with “dedicated to laboratory use (not to exceed 60% of the Seventeenth Expansion Premises)”. In addition, for the avoidance of doubt, solely with respect to the Seventeenth Expansion Premises, the reference to “five (5) watts of emergency generator stand-by capacity per square foot” in said Section 16 shall be deemed to refer to “five (5) watts of emergency generator stand-by capacity per rentable square foot of the Seventeenth Expansion Premises”.

15. BUILDING SIGNAGE

For so long as (i) the originally-named Tenant (Ginkgo Bioworks, Inc.) has not assigned this Lease, other than to a Permitted Transferee, (ii) Tenant is then leasing at least 144,806 rentable square feet in the Building, not including spaces subleased to third parties other than Permitted Transferees and working partnerships, including those permitted in accordance with Section 13(h) of the Lease as amended hereby (“Working Partnerships”), and (iii) there exists no Event of Default (collectively, the “Signage Conditions”), Tenant shall be permitted, at Tenant’s sole cost and expense, to erect (i) one (1) exterior sign on the façade of the Building containing Tenant’s name and/or logo (the “Façade Signage”), (ii) one (1) wayfinding sign containing Tenant’s name and/or logo (the “Wayfinding Signage”) and (iii) one (1) horizontal sign on the roof of the Building that would have Tenant’s name and/or logo either painted, affixed or projected onto roof-top equipment located on the roof (the “Roof Signage” and, together with the Façade Signage and the Wayfinding Signage, the “Building Signage”). The Façade Signage and the Roof Signage shall be exclusive to Tenant, and the only exterior tenant signage permitted on the top portion of the Building façade (i.e., the so-called “eyebrow” signage location), the façade above the entry door to the Building, or the roof; provided, however, that if a failure of any of the Signage Conditions occurs, then such exclusivity shall be of no further force or effect and Landlord shall thereafter have the right to grant such signage to other tenants (even if Tenant later satisfies the Signage Conditions). The location and dimensions of such

Façade Signage shall, at Tenant’s election, either be as shown as (i) “Façade Signage Alternative #1” on Exhibit E-1 attached hereto or (ii) “Façade Signage Alternative #2” on Exhibit E-1 attached hereto; provided, however, that if Tenant elects Façade Signage Alternative #1, it may reconfigure the shape and dimensions of the Façade Signage as long as the square footage of the Façade Signage is not increased thereby. For the avoidance of doubt, the parties acknowledge that Tenant is only being granted façade signage rights to one (1) of the two (2) alternative signage locations shown on said Exhibit E-1. The location and dimensions of such Wayfinding Signage are substantially as shown on Exhibit E-2 attached hereto. The design, materials, proportions, method of installation, and color of the Building Signage shall be subject to the prior approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed. In addition, the Building Signage shall be subject to (a) the requirements of the Zoning Code of the City of Boston and any other applicable laws, ordinances or regulations and (b) Tenant obtaining all necessary permits and approvals therefor (including, without limitation, the approval of the Boston Planning & Development Agency) and in the case of the Roof Signage, if the roof-top equipment of one or more other tenants will be utilized for the Roof Signage, Landlord obtaining the approval of such other tenant or tenants. Any electricity required in connection with the Building Signage shall be at Tenant’s sole cost and expense. The installation, replacement, removal and restoration after removal of the Building Signage shall be performed at Tenant’s sole cost and expense in accordance with the provisions of this Lease applicable to alterations (including, without limitation, Section 8 of the Lease). Notwithstanding the foregoing, (i) within thirty (30) days after the date on which there occurs a failure of any of the Signage Conditions and Landlord notifies Tenant to remove the Building Signage or (ii) immediately upon the expiration or earlier termination of the Term of the Lease, Tenant shall, at Tenant’s cost and expense, remove the Building Signage and repair and restore any damage to the Building caused by the installation and/or removal of the Building Signage. The right to the Building Signage granted pursuant to this Section is personal to the originally-named Tenant hereunder (Ginkgo Bioworks, Inc.), and may not be exercised by any occupant, subtenant, or other assignee of Tenant.

16. PARKING

Tenant is currently entitled to a license to use certain parking spaces in accordance with Exhibit H to the Lease. From and after October 1, 2021, Tenant shall be entitled to a license to use additional parking spaces based on the ratio of one (1) parking space per 3,800 rentable square feet of the Seventeenth Expansion Premises (i.e., thirteen (13) additional parking spaces), subject to the terms of said Exhibit H. The location of ten (10) such additional parking spaces shall be located on the Land as reasonably designated by Landlord from time to time, and the location of three (3) such additional parking spaces shall be located within the so-called “Lot P” parking area.

17. CONTROL AREAS

From and after the 6E Commencement Date (or, if later, the date when Invicro has fully vacated the sixth (6th) floor of the Building), Tenant shall be entitled to two (2) Control Areas on the sixth (6th) floor of the Building. From and after the 7W Commencement Date, Tenant shall be entitled two (2) Control Areas on the seventh (7th) floor of the Building. For the avoidance of doubt, the parties acknowledge that such Control Area rights shall supplement (and not be in addition to) the sixth (6th) and seventh (7th) floor Control Area rights previously granted to Tenant under the Lease (including, without limitation, those contained in Section 17 of the Ninth Amendment). Each Control Area shall be established, maintained and used by Tenant in accordance with, and shall be subject to, all of the terms and conditions of the Lease and in compliance with all applicable laws, rules, regulations, codes and requirements. For purposes hereof, “Control Area” shall mean Control Area as defined in and in compliance with the Massachusetts Building Code.

18. SECURITY DEPOSIT

Landlord and Tenant acknowledge and agree that Landlord is currently holding an irrevocable letter of credit (as previously amended, the “Existing Letter of Credit”) in the amount of One Million Eight Hundred Seventy-Seven Thousand Nine Hundred Forty-Nine and 95/100 Dollars ($1,877,949.45), in accordance with the terms of the Lease. On November 1, 2021, the Existing Letter of Credit shall be increased by One Million Nineteen Thousand Eighty-Six and 23/100 Dollars ($1,019,086.23). Such increase shall be accomplished by Tenant providing to Landlord, on or before November 1, 2021, an amendment to the Existing Letter of Credit that (i) increases the Existing Letter of Credit by the aforesaid amount and (ii) extends the final expiration date under said Existing Letter of Credit from August 1, 2030 to March 31, 2036.

19. LANDLORD’S LOBBY RENOVATIONS

Landlord agrees and Tenant acknowledges that Landlord will be undertaking certain renovations and upgrades to the Building’s main lobby (the “Lobby Renovations”). Landlord shall use commercially reasonable efforts to complete the Lobby Renovations on or before September 1, 2023. Tenant agrees to cooperate with Landlord in connection with performance of the Lobby Renovations, and Landlord agrees to reasonably involve Tenant in Landlord’s design of the Lobby Renovations, consulting with Tenant on a periodic basis and considering in good faith Tenant’s design recommendations. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be required to spend more than $1,000,000 in connection with the Lobby Renovations. Tenant agrees that it is entering into this Thirteenth Amendment with full knowledge of the impending Lobby Renovations and the fact that there may be some interference to Tenant’s business operations arising from such Lobby Renovations. Tenant waives the right to seek monetary damages or seek injunctive relief preventing Landlord from performing the Lobby Renovations as long as reasonable access to the Premises is available at all times.

20. LANDLORD’S WINDOW WORK

Landlord shall, at its cost, install new windows in the Seventeenth Expansion Premises comparable to the replacement windows that Landlord has installed in the Existing Premises (the “Window Work”). Landlord shall complete the Window Work in the applicable portion of the Seventeenth Expansion Premises in conjunction with the performance of Tenant’s 6E/7W Work and/or Landlord’s 6W Work (as the case may be). The parties acknowledge that the Window Work and Tenant’s 6E/7W Work may be performed simultaneously, and each party therefore agrees to coordinate such construction (including the sequencing thereof) to minimize interference with the construction of the other party. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises while performing Window Work (provided that Tenant hereby acknowledges that Landlord shall not be required to perform the Window Work on an after-hours basis).

21. SHAFT SPACE

The parties acknowledge that Landlord’s Base Building Work will include installation of shaft space from the roof of the Building to the (6th) sixth floor of the Building, including in the locations on the eighth (8th) floor of the Building shown on Exhibit F attached hereto (“Landlord’s Shaft Work”). Tenant acknowledges that Landlord’s Shaft Work will be installed within portions of the Existing Premises, and hereby agrees (i) to afford Landlord access to the impacted portions of the Existing Premises for such purposes and (ii) that Landlord’s Shaft Work will in no event impact or change the rentable square footage of the Existing Premises.

22. LOADING DOCK AND ELEVATORS

A. For the avoidance of doubt, as of October 1, 2021, Tenant shall no longer be obligated to pay the Loading/Freight Usage Charge, as more particularly set forth in Section 1(B) of the Eleventh Amendment.

B. In addition, as of October 1, 2021, the restrictions set forth in Section 1(E)(i) of the Eleventh Amendment shall be of no further force or effect.

23. DECOMISSIONING REPORTS

Landlord has required the current tenant of the Seventeenth Expansion Premises to provide an environmental report indicating that the Seventeenth Expansion Premises are free of Hazardous Materials. Landlord shall provide a copy of such report, or a comparable report, to Tenant promptly after receipt of the same.

24. UTILITIES

A. Tenant shall pay for all utilities furnished to or consumed in connection with the Seventeenth Expansion Premises in accordance with the applicable provisions of the Lease.

B. Commencing as of the 6W Stepped-Up Rent Commencement Date, Landlord shall provide electric current to the 6E Premises and the 6W Premises in an amount at least equal to thirty (30) watts per rentable square foot of such portion of the Seventeenth Expansion Premises. Commencing as of the 7W Stepped-Up Rent Commencement Date, Landlord shall provide electric current to the 7W Premises in an amount at least equal to thirty (30) watts per rentable square foot of the 7W Premises. Such electrical current shall otherwise be provided in accordance with the applicable provisions of the Lease, as more particularly set forth in the Landlord/Tenant Matrix.

25. EXISTING FURNITURE

The parties acknowledge that Tenant has been negotiating with Invicro, LLC (“Invicro”), the existing tenant of the Seventeenth Expansion Premises, to purchase some of Invicro’s furniture, fixtures and equipment. If Tenant and Invicro execute a bill of sale or some other transfer instrument and Landlord receives a copy thereof, then Landlord agrees that any furniture so left behind by Invicro in the Seventeenth Expansion Premises will not be disturbed by Landlord prior to Landlord delivering the Seventeenth Expansion Premises to Tenant (the “Existing Furniture”). Landlord makes no representation or warranty as to the condition, fitness or suitability of the Existing Furniture.

26. IT CLOSET

For the period beginning on the 6E Commencement Date and continuing through September 30, 2021, Tenant shall provide Invicro with reasonable access, subject to Tenant’s reasonable security requirements, through the 6E Premises in order for Invicro to use, inspect or otherwise access Invicro’s existing IT closet located adjacent to (and to become a part of) the 6E Premises (the “Invicro IT Closet”).

27. ASSIGNMENT AND SUBLEASING

A. Permitted Transfers. Section 10(g)(3) of the Lease (as previously amended by Section 13 of the Eighth Amendment) is hereby deleted in its entirety and replaced with the following: “(3) any corporation, limited partnership, limited liability partnership, limited liability company, joint venture or other business entity acquiring (x) all or substantially all of Tenant’s assets, (y) all of the interests in or assets of an operating division, group, or department of Tenant, or (z) the majority of Tenant’s business as conducted in the entirety of the Premises, if such entity described in (x), (y) or (z) has a Tangible Net Worth immediately after such acquisition that is not less than the Tangible Net Worth of Tenant as of the execution of the letter of intent for this Lease (i.e., June 16, 2021) (the “Net Worth Test”). Without limitation of the foregoing, the acquisition of Tenant, directly or indirectly, by a special purpose acquisition company (SPAC) shall be a Permitted Transfer, and the resulting entity shall be deemed a Permitted Transferee, subject to satisfaction of the Net Worth Test and the other requirements related to Permitted Transfers set forth in the last paragraph of Section 10 of the Lease.”

B. Initial Public Offering. Notwithstanding anything to the contrary contained in the Lease, any initial public offering of Tenant’s stock and/or any other transfer of the stock of Tenant on a recognized security exchange shall not be considered a Transfer for purposes of Section 10 of the Lease.

C. Working Partnerships. Section 13(h) of the Lease (as inserted by Section 13 of the Eighth Amendment) is hereby amended by deleting the language “twenty-five percent (25%)” and replacing the same with “fifty percent (50%) of the Premises in the aggregate”.

D. Recapture. Section 10(e) of the Lease is hereby amended by deleting the language “fifty percent (50%)” and replacing it “seventy five percent (75%) (when combined with any other subleases of the Premises then in effect), other than to Permitted Transferees or Working Partnerships”.

E. Subleasing from Other Tenants. Subject to the terms and conditions of such other tenant’s lease, in the event that another tenant of the Building proposes to sublease its leased premises to Tenant, Landlord shall not use the fact that Tenant is an existing tenant of the building as a reason for denying its consent to such proposed sublease or otherwise prohibit such sublease to Tenant on such basis.

28. EXTENSION OPTION

I. The parties agree that Tenant shall continue to have the option to extend the Term of the Lease beyond the end of the Extended Term for one (1) additional period of five (5) upon the terms and conditions of Exhibit J to the Lease (as previously amended by Section 10 of the Eighth Amendment).

II. For the avoidance of doubt, the three-year extension option set forth in Section 10 of the Eighth Amendment is hereby deleted and of no further force or effect.

29. BROKERAGE

Each of Landlord and Tenant represents and warrants to the other that it has had no dealings with any real estate broker, finder, or other person other than CBRE and Columbia Group Realty Advisors (collectively, the “Brokers”) with respect to this Thirteenth Amendment. Each of Tenant and Landlord hereby indemnifies and hold harmless the other against and from any claim for any brokerage commission or other fees and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any breach of the foregoing representation and warranty made by it. This representation and warranty shall survive the expiration or earlier termination of the Term hereof.

30. CONFLICT

In the event that any of the provisions of the Lease are inconsistent with this Thirteenth Amendment or the state of facts contemplated hereby, the provisions of this Thirteenth Amendment shall control.

31. RATIFICATION

Except as herein and hereby modified and amended, the Lease shall remain in full force and effect and all of the other terms, provisions, covenants, and conditions thereof are ratified and confirmed.

32. MODIFICATIONS

This Thirteenth Amendment may not be modified orally but only by a writing signed by the parties hereto and dated subsequent to the date hereof.

33. GOVERNING LAW

This Thirteenth Amendment shall be governed by, and construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law.

34. COUNTERPARTS. This Thirteenth Amendment may be executed in multiple counterparts, each of which shall constitute one agreement, even though all parties do not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

35. ENTIRE AGREEMENT; NO AMENDMENT. This Thirteenth Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Thirteenth Amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Thirteenth Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Thirteenth Amendment, fully understands all of this Thirteenth Amendment’s terms and conditions, and executes this Thirteenth Amendment freely, voluntarily and with full knowledge of its significance. Each party to this Thirteenth Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

36. BINDING EFFECT

This Thirteenth Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

37. CONFIDENTIALITY

Tenant and Landlord acknowledge that the terms and conditions of the Lease, as amended hereby, are to remain confidential for both parties’ benefit and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent, except (i) in litigation between Landlord and Tenant, (ii) if required by court order, or (iii) as required by applicable law or regulation (including, without limitation, disclosures required by the United States Securities and Exchange Commission, or (iv) as disclosed in any Notice of Lease executed by the parties and recorded or filed at the Registry of Deeds. Notwithstanding the immediately preceding sentence, each party shall have the right to disclose such information to its attorneys, accountants, and consultants, provided such disclosing party instructs such persons to keep such information confidential.

[Signatures on Following Page]

EXECUTED UNDER SEAL as of the date first above written.

LANDLORD:

BCP-CG 27 Property LLC, a Delaware limited liability company

By:	/s/ Matthew Stegall
Name:	Matthew Stegall
Title:	Managing Director

TENANT:

Ginkgo Bioworks, Inc., a Delaware corporation

By:	/s/ Bartholomew Canton
Name:	Bartholomew Canton
Title:	CTO

[Signature Page to Thirteenth Amendment]